EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Copart, Inc. 2007 Equity Incentive Plan, as amended and restated, of our reports dated September 27, 2017, with respect to the consolidated financial statements of Copart, Inc. and the effectiveness of internal control over financial reporting of Copart, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
March 2, 2018